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                                                                EXHIBIT 99(a)(3)

                           HARKEN ENERGY CORPORATION
                            NOTICE OF EXCHANGE OFFER

                               OFFER TO EXCHANGE
                  5% SENIOR CONVERTIBLE NOTES DUE MAY 26, 2003
                                      FOR
                        4,000 SHARES OF ITS COMMON STOCK
                                       OR
            1,000 SHARES OF ITS SERIES G CONVERTIBLE PREFERRED STOCK

                               NOVEMBER 25, 1999

         NOTICE IS HEREBY GIVEN that Harken Energy Corporation (the "Company") (AMEX: HEC) is offering to accept for exchange up to the maximum amount described below each $10,000 principal amount of its 5% Senior Convertible Notes Due May 26, 2003 (the "Notes") for either (i) 4,000 shares of its Common Stock (the "Common Stock"), $0.01 par value per share (the "Common Stock Consideration"), or (ii) 1,000 shares of its Series G Convertible Preferred Stock (the "Preferred Stock"), $1.00 par value per share (the "Preferred Stock Consideration" and, together with the Common Stock Consideration, the "Exchange Consideration"), at the election of the holder of the Notes (the "Exchange Offer"). Neither the Preferred Stock nor the Common Stock has been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States (or to a U.S. person) absent registration or an applicable exemption from the registration requirements. The Preferred Stock will have a liquidation preference of US $10.00 per share. The Exchange Offer is available only to holders of Notes who are not "U.S. persons" (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act")) and will expire at 5:00 Greenwich Mean Time, on December 15, 1999, unless extended by the Company.

SUMMARY OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

The Notes may be offered for exchange in minimum denominations of U.S. $10,000 each and integral multiples thereof. The Company will only exchange up to (i) 6,000,000 shares of Common Stock and (ii) 2,700,000 shares of Preferred Stock in connection with the Exchange Offer; however, the Company may elect, in its sole discretion, to (a) increase the amount of the Common Stock up to 10,000,000 shares (the "Common Stock Election") and/or (b) increase the amount of Preferred Stock up to 4,500,000 (the "Preferred Stock Election" and, together with the Common Stock Election, the "Elections"). Therefore, the Company will only exchange up to $42,000,000 aggregate principal amount of Notes (or up to $70,000,000 aggregate principal amount of Notes if the Company makes both of the Elections ). Each share of Preferred Stock will be convertible into shares of the Common Stock at a conversion price of US $ 3.00 per share, as compared to an effective conversion price of US $6.50 for the Notes. The shares of Preferred Stock will have a liquidation preference of $
10.00 per share. Holders of Notes accepted for exchange will receive the regular interest payment to become due and payable on November 26. The Holders of the Notes accepted for exchange will have the right to withdraw such Notes until the expiration date of the Exchange Offer, which withdrawal right may extended under certain circumstances as required by certain United States regulations.

Full details of the Exchange Offer are contained in the Offering Circular dated November 25, 1999 (the "Offering Circular") and the accompanying Letter of Transmittal.

PROCEDURES FOR TENDERING

All of the Notes are currently represented by a temporary global note on deposit with HSBC Bank plc, as nominee for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") and Cedelbank("Cedelbank"). Any beneficial holder of the Notes desiring to tender all or any portion of such Notes must request the agent member bank which is reflected as the holder of the Notes in Euroclear or with Cedelbank to effectuate the transaction on its behalf. In addition, the agent member bank must complete and sign the Letter of Transmittal or a facsimile thereof on behalf of each beneficial owner(s) of the Notes, in accordance with the instructions in the Letter of Transmittal and any other required documents. Copies of the Offering Circular and the Letter of Transmittal may be obtained from the Exchange Agent at the address above, and the Luxembourg Paying Agent, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg.